 EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	James F. Arneson
President
253.441.4000

Venture Financial Group, Inc. Announces Total Assets Exceed $1 Billion

FIRST QUARTER 2007 HIGHLIGHTS

  Record 1st Quarter Net Income of $3.2 million
  Record 1st Quarter Asset Growth of $83.9 million
  Excellent Loan Portfolio Credit Quality
  New Administrative Offices in DuPont, WA Completed
  New Hawks Prairie Financial Center Opens

Olympia, Wash., May 2, 2007 – Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced for the first quarter ended March 31, 2007, net income of $3.2 million, an increase of 39.1% or $0.9 million compared to $2.3 million for the first quarter of 2006. This $3.2 million in net income represents the highest first quarter earnings in Company history.

At March 31, 2007, total assets were at an all time high of $1.062 billion which was an increase of 8.6% or $83.9 million for the first quarter as compared to $978.1 million in total assets at December 31, 2006. $83.9 million represents the highest first quarter asset growth in Company history. Total assets at March 31, 2007 were 28.8% or $237.7 million higher than at March 31, 2006 when total assets were $824.3 million.

“The first quarter 2007 is a milestone for Venture Financial Group, not only did we have record first quarter earnings, but we also hit the one billion mark in total assets,” noted Ken F. Parsons, Sr., Venture Financial Group Chairman and CEO.

Total loans at March 31, 2007 were $730.4 million which was a quarterly increase of 2.0% or $14.3 million as compared to $716.1 million in total loans at December 31, 2006. Total loans at March 31, 2007 increased $103.7 million or 16.5% from $626.7 million at March 31, 2006.

Nonperforming loans as a percentage of total loans was reduced to 0.11% as of March 31, 2007 as compared to 0.49% as of March 31, 2006. The ratio of allowance for credit losses to total loans was reduced to 1.28% at March 31, 2007 from 1.40% at March 31, 2006.

At March 31, 2007, total available for sale securities were $227.9 million which was a quarterly increase of 40.3% or $65.5 million for the first quarter as compared to $162.4 million at December 31, 2006. Total securities available for sale increased $136.7 million or 150.0% to $227.9 from $91.2 million for the time frame March 31, 2007 to March 31, 2006.

The quality of the Company’s assets remains strong. Nonperforming assets as a percentage of total assets declined to 0.09% at March 31, 2007 from 0.43% at March 31, 2006. Nonperforming assets as a percentage of total assets increased slightly in the first quarter from the December 31, 2006 level of 0.07% .

Total deposits at March 31, 2007 were $787.4 million which was a quarterly increase of 2.1% or $16.1 million as compared to $771.3 million in total deposits at December 31, 2006. Total deposits at March 31, 2007 increased $202.9 million or 34.7% from $584.5 million at March 31, 2006.

“Our loan and deposit growth rate moderated somewhat, which is not unusual for us to see in the first quarter. Our loan pipeline remains strong, and we expect that the first quarter opening of our new Hawks Prairie financial center and the DuPont financial center opening in the second quarter will have positive effects on our growth,” said Jim Arneson, President and CEO of Venture Bank.

Operating Results

Net Interest Income
Net interest income for the first quarter of 2007 increased 21.8% to $9.5 million, from $7.8 million for the first quarter of 2006. This increase is due to internal growth of loans, securities deposits and borrowings. The net interest margin at March 31, 2007 was 4.22% and at March 31, 2006 was 4.58% . The narrowing of the net interest margin resulted from an increase in funding from borrowings, which are generally more expensive than deposits.

Non-Interest Income
Non-interest income for the first quarter of 2007 was $2.6 million which is an increase of 30.0% or $600,000 compared to $2.0 million in the first quarter of 2006. The major components of non-interest income include salable mortgage loan fee income, service charge income, and other miscellaneous income. In spite of a general downturn in home sales in the marketplace, residential mortgage volume remained relatively stable providing fee income of $402,000 for the first quarter of 2007 as compared to $442,000 for the first quarter of 2006. Service charge income of $946,000 for the first quarter of 2007 compares to $940,000 for the first quarter 2006. Other non-interest income for the first quarter of 2007 was $1.2 million, compared to $585,000 for the first quarter of 2006. This $615,000 increase is partly due to a net realized gain on sale of securities available for sale of $278,000, an increase in the cash surrender value of life insurance of $211,000 and income of $91,000 associated with the change in fair value of trust preferred debt.

Non-Interest Expense
Total non-interest expense increased by $1 million or 16.4% to $7.1 million for the three months ended March 31, 2007 compared to $6.1 million for the three months ended March 31, 2006. Salaries and benefits expense increased comparing the three months ended March 31, 2007 to the same period ending March 31, 2006 by $675,000. This was largely due to adding employees to accommodate the growth of the Company.

Recent Accounting Changes
Effective January 1, 2007, VFG elected early adoption of Statements of Financial Accounting Standards (“SFAS”) No.159 and 157. SFAS No. 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of SFAS No. 159, VFG elected the fair value measurement option for its pre-existing junior subordinated debentures issued to capital trusts (commonly known as “trust preferred debt”) of $22.9 million. The initial fair value measurement of these items resulted in, approximately, a $428,000 cumulative-effect adjustment, net of tax, recorded as a reduction in retained earnings as of January 1, 2007. Under SFAS No. 159, this one-time charge will not be recognized in current earnings. As a result of VFG’s fair value measurement election for the above financial instruments, VFG recorded income of $91,000 in its first quarter earnings for the change in fair value of such instruments from the election date of January 1, 2007 to March 31, 2007.

About Venture Financial Group
Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 17 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

Note Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements regarding deposit growth. Specific risks related to forward-looking statements in this press release include the possibility that new financial centers may not be able to attract customers and anticipated deposits.

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share amounts)

	March 31,	December 31,	March 31,
	2007	2006	2006
Assets
Cash and due from banks	$24,521	$16,676	$13,958
Interest bearing deposits in other banks	538	1,078	1,641
Federal funds sold	1,200	6,790	21,890
Securities available for sale	228,540	163,129	91,859
FHLB Stock and TIB Stock	4,590	4,590	4,490

Loans held for sale	5,448	4,642	2,584
Loans	724,971	711,453	624,112
Allowance for credit losses	(9,247)	(8,917)	(8,705)
Net loans	715,724	702,536	615,407

Premises and equipment	30,934	28,716	19,998
Foreclosed real estate	68	34	474
Accrued interest receivable	4,286	4,394	3,282
Cash value of life insurance	17,884	17,540	16,980
Intangible assets	25,822	25,874	26,310
Other assets	2,137	2,109	5,377
Total assets	$1,061,692	$978,108	$824,250

Liabilities
Deposits:
Non-interest bearing checking	$109,163	$100,788	$100,444
Now, Savings and MMDA	319,802	327,381	186,231
Time certificates of deposits	358,478	343,081	297,797
Total deposits	787,443	771,250	584,472

Repurchase agreements	33,751	33,541	35,641
Short-term borrowing	99,602	33,529	55,537
Long-term debt	20,000	20,000	40,000
Trust preferred debt	--	22,682	22,682
Trust preferred debt with fair value option	22,932	--	--
Accrued interest payable	1,638	1,783	1,390
Other liabilities	8,876	10,091	6,756
Total liabilities	974,242	892,876	746,478

Stockholders’ Equity
Common stock, (no par value); 10,000,000 shares authorized,	35,729	35,559	36,898
shares issued and outstanding: March 2007 – 7,195,271
December 2006 – 7,186,349, March 2006 – 7,239,940
Retained earnings	52,033	49,841	42,685
Accumulated other comprehensive income/(loss)	322	466	(1,318)
Advances to KSOP	(634)	(634)	(493)
Total stockholders’ equity	87,450	85,232	77,772
Total liabilities and stockholders’ equity	$1,061,692	$978,108	$824,250

Other Data
Nonperforming assets to total assets	0.09%	0.07%	0.43%
Nonperforming loans to total loans	0.11%	0.10%	0.49%
Allowance for credit losses to loans	1.28%	1.25%	1.40%
Allowance for credit losses to nonperforming loans	1,112.76%	1,290.45%	281.17%
Equity to Assets	8.24%	8.71%	9.43%
Net interest margin	4.22%	4.68%	4.58%

VENTURE FINANCIAL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2007	2006
Interest income
Loans	$15,925	$12,144
Federal funds sold and deposits in banks	22	31
Investments	2,491	770
Total interest income	18,438	12,945

Interest Expense
Deposits	6,987	3,158
Fed funds purchased	--	34
Trust preferred debt with fair value option	391	346
Other borrowings	1,552	1,591
Total interest expense	8,930	5,129

Net interest income	9,508	7,816

Provision for credit losses	375	150

Net interest income after provision for credit losses	9,133	7,666

Non-interest income
Service charges on deposit accounts	946	940
Origination fees on mortgage loans sold	402	442
Other operating income	1,220	585
Total non-interest income	2,568	1,967

Non-interest expense
Salaries and employee benefits	4,074	3,399
Occupancy and equipment	1,008	1,053
Other expense	1,992	1,641
Total non-interest expense	7,074	6,093

Operating income before provision for income taxes	4,627	3,540

Provision for income taxes	1,433	1,226

Net income	$3,194	$2,314

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities arising during the period	(144)	(172)
Minimum pension liability adjustment	--	(113)

Comprehensive Income	$3,050	$2,029
Earnings Per Share Data
Basic earnings per share	$0.45	$0.32
Diluted earnings per share	$0.44	$0.31

Dividends declared per share	$0.08	$0.07

Weighted average number of common shares outstanding	7,154,805	7,215,485
Weighted average number of common shares outstanding,
Including dilutive stock options	7,282,498	7,365,276

Return on average assets	1.28%	1.21%
Return on average equity	14.97%	12.04%